Exhibit 99.1
For Immediate Release
Date: January 22, 2009

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer
Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Announces Decision Not to Participate in
Treasury Capital Purchase Program
PITTSFIELD, MASSACHUSETTS (January 22, 2009): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today announced that its Board of Directors and executive management have decided not to participate in the U.S. Treasury Capital Purchase Program (the “Program”). The Company announced on January 2, 2009 that it had received preliminary approval from Treasury for the Program.
In commenting on the Company’s decision not to participate in the Program, J. Williar Dunlaevy, Chief Executive Officer said, “Preliminary acceptance into the Program was an acknowledgement of the Company’s financial strength and strong capital position. However, after careful examination of the Program, we have decided that participation is not in the best interest of our shareholders. Despite challenging economic conditions, Legacy is a well-capitalized institution with strong asset quality as a result of our unwavering commitment to responsible financial practices. We are confident in our ability to be able to serve the future borrowing needs of the communities we serve and to pursue our strategic plan and growth opportunities without the Program’s capital infusion.”
On a fully consolidated basis, the Company maintains a capital level of $125 million, or 13.6% of assets as of September 30, 2008. The Bank is also considered “well-capitalized” pursuant to regulatory requirements, with a Tier 1 leverage capital ratio of 9.56%, a Tier 1 risk-based capital ratio of 12.57% and a total risk-based capital ratio of 13.47%.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 192 people and has 18 offices throughout Berkshire County, Massachusetts and Eastern New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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